                                                                EXHIBIT 99.1

                         INDEPENDENT AUDITORS' REPORT




The Board of Directors
Torch Energy Advisors Incorporated:

We have audited the accompanying consolidated balance sheet of Torch Energy Advisors Incorporated and subsidiaries (the "Company") as of December 31, 1999 and the related consolidated statements of operations, stockholder's deficit and comprehensive income and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Torch Energy Advisors Incorporated and subsidiaries at December 31, 1999 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.


/s/ ERNST & YOUNG LLP
-----------------------

Houston, Texas
March 17, 2000





                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Torch Energy Advisors Incorporated:

We have audited the accompanying consolidated balance sheet of Torch Energy Advisors Incorporated and subsidiaries as of December 31, 1998, and the related statements of operations, stockholders' equity and cash flows for each of the years in the two-year period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Torch Energy Advisors Incorporated and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for each of the years in the two-year period then ended in conformity with generally accepted accounting principles.


/s/ KPMG LLP
-------------------
Houston, Texas
March 30, 1999

              TORCH ENERGY ADVISORS INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                            (Amounts in Thousands)

                                    ASSETS
                                    ------

                                                                                       December 31,
                                                                  ---------------------------------------------------
                                                                            1999                          1998
                                                                  ---------------------         ---------------------

CURRENT ASSETS:

  Cash and cash equivalents.......................................             $  6,530                      $ 35,923
  Accounts receivable - product marketing.........................               51,702                        45,636
  Accounts receivable - joint interest billing....................                4,307                        10,692
  Accounts receivable - oil and gas and other.....................               17,736                        23,357
  Notes receivable................................................               38,812                           ---
  Assets from price risk management activities....................                7,237                           ---
  Due from affiliates.............................................                5,739                         7,856
  Other current assets............................................                7,580                         5,118
                                                                       -----------------            -----------------

      Total current assets........................................              139,643                       128,582
                                                                      -----------------             -----------------

PROPERTY AND EQUIPMENT, at cost:

  Oil and gas (successful efforts method).........................               12,353                         8,106
  Other fixed assets..............................................               13,435                        10,363
                                                                      -----------------             -----------------
                                                                                 25,788                        18,469

  Accumulated depreciation, depletion and amortization............              (10,913)                       (5,574)
                                                                      -----------------             -----------------

                                                                                 14,875                        12,895
                                                                      -----------------             -----------------
NOTES RECEIVABLE..................................................                1,908                        37,001

INVESTMENT IN MARKETABLE SECURITIES...............................                1,489                           741

EQUITY INVESTMENTS................................................                2,038                         5,735

INVESTMENTS AT COST...............................................                  245                           400

OTHER ASSETS......................................................                1,932                         1,753
                                                                      -----------------             -----------------

                                                                       $        162,130             $         187,107
                                                                     ==================             =================

         See accompanying notes to consolidated financial statements.

              TORCH ENERGY ADVISORS INCORPORATED AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEETS (CONTINUED)

                   (Amounts in Thousands, except Share Data)

                LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)


                                                                                   December 31,
                                                               -------------------------------------------------
                                                                      1999                        1998
                                                               ---------------------       ---------------------

CURRENT LIABILITIES:
  Accounts payable - product marketing....................       $    55,806                 $    46,519
  Accounts payable - joint interest billing...............               ---                       7,445
  Accounts payable and accrued liabilities................            13,490                      21,221
  Liabilities from price risk management activities.......             7,666                         ---
  Note payable to bank....................................            41,689                         ---
  Revenue, royalty and production taxes payable...........            12,565                      31,917
                                                                 -----------                 -----------

    Total current liabilities.............................           131,216                     107,102
                                                                 -----------                 -----------

OTHER LIABILITIES.........................................             7,388                       7,618
                                                                 -----------
NOTE PAYABLE TO BANK......................................             8,200                      36,277
                                                                 -----------                 -----------
SENIOR SUBORDINATED
NOTE PAYABLE - AFFILIATE..................................            25,500                      25,500
                                                                 -----------                 -----------

COMMITMENTS AND CONTINGENCIES.............................

STOCKHOLDER'S EQUITY (DEFICIT):
Common stock, par value $1.00, 1,000 shares
  authorized, issued and outstanding......................                 1                           1
Additional paid-in capital................................             1,999                       1,999
Accumulated comprehensive income - unrealized
  gain (loss) in value of investment in equity
Securities, net...........................................              (779)                       (516)
Retained earnings (deficit)...............................            (7,101)                     12,093
Due from stockholder......................................            (4,294)                     (2,967)
                                                                 -----------                 -----------
    Total stockholder's equity (deficit)..................           (10,174)                     10,610
                                                                 -----------                 -----------
                                                            $        162,130                 $   187,107
                                                                 ===========                ============

         See accompanying notes to consolidated financial statements.

              TORCH ENERGY ADVISORS INCORPORATED AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                            (Amounts in Thousands)

                                                                                    Year               Year                 Year
                                                                                    Ended              Ended                Ended
                                                                                December 31,       December 31,         December 31,
                                                                                    1999               1998                  1997
                                                                                -------------------------------         -----------
REVENUES:

  Oil and gas revenues.................................................          $    13,528       $  15,064           $   18,522
  Product marketing and other trading, net.............................                1,627           4,424                5,333
  Service fees.........................................................               23,574          23,125               26,034
  Operating fees.......................................................               13,234           8,485                8,962
  Interest and other income............................................                7,280           5,559                5,328
  Gain on sale of assets...............................................                  234             343                  ---
                                                                                 -----------       ---------           ----------
    Total revenues.....................................................               59,477          57,000               64,179
                                                                                 -----------       ---------           ----------

COSTS AND EXPENSES:

  Oil and gas operating expenses.......................................                8,018           8,272                8,936
  Depreciation, depletion and amortization.............................                5,687           3,567                2,307
  General and administrative expenses..................................               44,617          38,963               37,062
  Provision for credit losses..........................................                4,530             ---                  ---
  Interest expense.....................................................                6,676           3,683                2,816
  Other expense........................................................                  437             490                  701
                                                                                 -----------       ---------           ----------

      Total costs and expenses.........................................               69,965          54,975               51,822
                                                                                 -----------       ---------           ----------

Impairment and equity losses of investees..............................               (7,379)         (2,174)                (159)
                                                                                 -----------       ---------           ----------

INCOME (LOSS) BEFORE MINORITY INTEREST, INCOME TAXES AND CUMULATIVE
 EFFECT OF CHANGE IN ACCOUNTING PRINCIPLES.............................              (17,867)           (149)              12,198

Minority interest......................................................                1,014           1,038                  426

Income taxes...........................................................                  ---             ---                  115
                                                                                 -----------       ---------           ----------

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
 PRINCIPLES............................................................              (16,853)         (1,187)              11,657

Cumulative Effect of Change In Accounting Principles
  For Energy Trading And Risk Management
  Activities...........................................................                  323             ---                  ---
                                                                                 -----------       ---------           ----------

NET INCOME (LOSS)......................................................          $   (16,530)      $  (1,187)          $   11,657
                                                                                 ===========       ==========          ==========


         See accompanying notes to consolidated financial statements.

              TORCH ENERGY ADVISORS INCORPORATED AND SUBSIDIARIES
                          CONSOLIDATED STATEMENTS OF
            STOCKHOLDER'S EQUITY (DEFICIT) AND COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                            (Amounts in Thousands)

                                                                      UNREALIZED GAIN
                                                                     (LOSS) IN VALUE OF                              TOTAL
                                 COMMON STOCK                       INVESTMENT IN EQUITY   RETAINED   DUE FROM    STOCKHOLDER'S
                              SHARES      AMOUNT    PAID-IN CAPITAL    SECURITIES, NET     EARNINGS  STOCKHOLDER     EQUITY
                              ------      ------   ---------------- --------------------   --------- -----------  ------------
Balance, January 1, 1997...      1           $ 1     $1,999             $    --             $ 2,250          --       $  4,250
Advances to stockholder....     --            --         --                  --                  --      (1,850)        (1,850)

Comprehensive income:
Unrealized gain in value
  of investment in
  equity securities........     --            --         --                 394                  --          --            394
  Net income...............     --            --         --                  --              11,657          --         11,657
                                                                                                                      --------
 Total comprehensive income                                                                                             12,051
                             -----           ---     ------             -------          ----------     -------       --------
Balance, December 31, 1997       1             1      1,999                 394              13,907      (1,850)        14,451
Dividends paid.............     --            --         --                  --                (627)         --           (627)
Advances to stockholder....     --            --         --                  --                  --      (1,117)        (1,117)

Comprehensive loss:
  Unrealized loss in value
   of investment in
    equity securities......     --            --         --                (910)                 --          --           (910)
  Net loss.................     --            --         --                  --              (1,187)         --         (1,187)
                                                                                                                      --------
Total comprehensive loss...                                                                                             (2,097)
                             -----           ---     ------             -------          ----------     -------       --------
Balance, December 31, 1998.      1             1      1,999                (516)             12,093      (2,967)        10,610
Dividends paid.............     --            --         --                  --              (2,664)         --         (2,664)
Advances to stockholder....     --            --         --                  --                  --      (1,327)        (1,327)

Comprehensive loss:
  Unrealized loss in value
   of investment in
    equity securities......     --            --         --                (263)                 --          --           (263)
  Net loss.................     --            --         --                  --             (16,530)         --        (16,530)
                                                                                                                      --------
Total comprehensive loss...                                                                                            (16,793)
                             -----           ---     ------             -------          ----------     -------       --------
Balance, December 31, 1999.      1           $ 1     $1,999             $  (779)         $   (7,101)    $(4,294)      $(10,174)
                             =====           ===     ======             =======          ==========     =======       ========

         See accompanying notes to consolidated financial statements.

              TORCH ENERGY ADVISORS INCORPORATED AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            (Amounts in Thousands)

                                                                           Year               Year                     Year
                                                                           Ended              Ended                    Ended
                                                                       December 31,       December 31,             December 31,
                                                                           1999               1998                     1997
                                                                 -------------------  ------------------         ---------------

CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income (loss)..............................................          $(16,530)           $(1,187)                $ 11,657
  Adjustments to reconcile net income (loss)
    to net cash provided by (used in)
    operating activities:
    Depreciation, depletion and
      amortization...............................................             5,687              3,567                    2,307
    Impairment and equity losses in investees....................             7,379              2,174                      159
    Transaction fee..............................................               ---                ---                   (1,256)
    Minority interest............................................            (1,014)             1,038                      426
    Provision for credit losses..................................             4,530                ---                      ---
    Price risk management activities.............................             1,118                ---                      ---
    Deferred income taxes........................................               ---                ---                     (908)
    Gain on sale of assets.......................................              (234)              (343)                     ---
    Changes in assets and liabilities net of effects
       of acquisitions accounted for under the
       purchase method of accounting:
        Accounts receivable.....................................              4,224              8,766                   28,627
        Due from affiliates.....................................              2,259             (5,105)                   4,758
        Other current assets....................................             (2,486)            (1,950)                  (1,471)
        Accounts payable and accrued liabilities................             (5,793)            (9,572)                 (15,846)
        Due to affiliates.......................................                ---                ---                   (5,589)
        Revenue, royalty and production taxes payable...........            (19,352)             1,401                  (11,764)
        Other...................................................               (517)            (1,445)                  (2,496)
                                                                           --------             ------                  -------
Net cash flows provided by (used in) operating
  activities.....................................................          $(20,729)           $(2,656)                $  8,604
                                                                           --------             ------                  -------


         See accompanying notes to consolidated financial statements.

              TORCH ENERGY ADVISORS INCORPORATED AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)


                            (Amounts in Thousands)

                                                                         Year                   Year                        Year
                                                                        Ended                  Ended                       Ended
                                                                     December 31,           December 31,                December 31,
                                                                         1999                   1998                         1997
                                                                ------------------     ------------------          -----------------

CASH FLOWS FROM INVESTING ACTIVITIES:

  Notes receivable from officers............................              $    461               $    567                  $    826
  Notes receivable..........................................                (8,044)               (24,609)                  (11,389)
  Proceeds from the sale of assets..........................                   318                    408                    25,353
  Investment in property and equipment......................                (7,706)                (6,535)                   (5,572)
  Investment in equity investees............................                (2,950)                (3,679)                   (3,252)
  Investments at cost.......................................                  (250)                   ---                      (400)
  Investments in available for sale securities..............                  (114)                   ---                       ---
  Payment for purchase of Petroleum Financial
    Inc. (net of cash acquired).............................                   ---                 (1,207)                      ---
  Distributions from investments in affiliates..............                   ---                     16                       644
                                                                -------------------    ------------------          ----------------
Net cash flows provided by (used in)
      investing activities..................................              $(18,285)              $(35,039)                 $  6,210
                                                                ------------------     ------------------         ------------------





         See accompanying notes to consolidated financial statements.

              TORCH ENERGY ADVISORS INCORPORATED AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

                            (Amounts in Thousands)

                                                                   Year                         Year                      Year
                                                                   Ended                        Ended                     Ended
                                                               December 31,                 December 31,                December 31,
                                                                   1999                         1998                       1997
                                                              --------------                -------------              -------------
CASH FLOWS FROM FINANCING ACTIVITIES:

  Proceeds from note payable to bank....................        $      5,412                $      25,663             $      10,674
  Proceeds from line of credit with bank................               9,200                          ---                       ---
  Repayment of line of credit with bank.................              (1,000)                         ---                       ---
  Repayment of note payable to bank.....................                 ---                          (60)                      ---
  Repayment of note payable.............................                 ---                         (141)                      ---
  Payment of dividend...................................              (2,664)                        (627)                      ---
  Advances to stockholder (net).........................              (1,327)                      (1,117)                   (1,850)
                                                                ------------                -------------             -------------
Net cash flows provided by financing activities.........               9,621                       23,718                     8,824
                                                                ------------                -------------             -------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS......................................             (29,393)                     (13,977)                   23,638
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF YEAR..............................................              35,923                       49,900                    26,262
                                                                ------------                -------------             -------------
CASH AND CASH EQUIVALENTS AT END OF YEAR...............        $      6,530                $      35,923             $      49,900
                                                                ============                =============             =============
 Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest............................................        $      2,207                $       2,330             $       2,338
                                                                ============                =============             =============
    Income taxes........................................        $         84                $         454             $         797
                                                                ============                =============             =============

         See accompanying notes to consolidated financial statements.

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

1.   ORGANIZATION

     Torch Energy Advisors Incorporated and its subsidiaries ("TEAI" or the "Company") provide an extensive array of specialized outsourcing services to companies primarily in the energy industry. Services include accounting and finance, information technology, procurement, oil and gas operations, hydrocarbon marketing, energy price risk management, and property acquisitions and divestitures. TEAI also provides growth capital, in the form of mezzanine finance and equity capital, to independent oil and gas producers. Since 1981, the Company's clients have included insurance companies, corporate and public pension funds, foundations, endowments, foreign investors and public oil and gas companies. Since inception, the Company has invested approximately $1.6 billion on behalf of the Company and its clients. The Company is headquartered in Houston, Texas, and maintains operational district offices in Texas, Oklahoma, California and Alabama.

     Until September 1996, TEAI (the "Predecessor" when discussing periods prior to September 30, 1996) operated as a single business segment and was a wholly owned subsidiary of Torchmark Corporation ("Torchmark"), an insurance and financial services holding company headquartered in Birmingham, Alabama. On September 30, 1996, certain members of the Predecessor's executive management, through the formation of Management Holding Company ("MHC") and Torch Acquisition Company ("TAC"), purchased TEAI from Torchmark ("the Management Buyout") (See Note 8). Torchmark retained a warrant for 10% of TAC's common stock on a fully diluted basis. The Management Buyout was recorded using the purchase method of accounting as TEAI's executive management had no ownership in the Predecessor. During 1997, MHC was merged into TAC.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION -

     The consolidated financial statements include the accounts of TEAI, its wholly owned subsidiaries and its majority owned subsidiaries. The Company's investments in 15 oil and gas partnerships ("partnerships") were accounted for under the equity method due to the Company's ability to exercise significant influence over operating and financial policies of the investees until April 1997 at which time the partnerships were sold to Bellwether Exploration Company ("Bellwether"). All significant intercompany accounts and transactions have been eliminated.

     SUBSIDIARIES AND INVESTEES

     Effective November 1, 1996 Torch Energy Marketing, Inc. ("TEMI"), a wholly owned subsidiary, formed a limited liability company with an unaffiliated party to conduct gas marketing activities. TEMI acts as a manager and owns a 50% interest in this venture. As the Company effectively controls the venture through management contracts and execution of the day-to-day operating and financial decisions, the activities for this venture are included in the financial statements with the unaffiliated party's interest reflected as minority interest. During 1996, the Company formed two limited liability companies with an unaffiliated party to provide certain management, administrative and support services to a foreign party. The Company owned a 50% interest in both limited liability companies until March 1997 at which time the companies were sold. Prior to March 1997, the activities are consolidated in the financial statements with the unaffiliated

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

     parties' interest reflected as minority interest. Effective June 30, 1997, the Company purchased The Procurement Centre ("TPC") to obtain the benefit of TPC's experience and expertise in providing consulting and outsourcing services for the procurement of materials and services, inventory management, logistics and other administrative services. The Company paid $375,000 to obtain a 75% interest in TPC. The activities of TPC subsequent to the acquisition were consolidated in the financial statements with the unaffiliated parties' interest reflected as a minority interest. In January 1999 the Company sold a 25% interest in TPC resulting in the Company changing its investment in TPC to be accounted for under the equity method. Prior activities of TPC are not material.

     Torch Energy Finance Fund LPI ("TEFF"), a Texas limited liability partnership, was formed on September 6, 1995. The partnership agreement was amended on July 14, 1997 for the purpose of allowing TEFF to provide growth capital through loans and equity investments to small and mid-size oil and gas companies for use in acquisition and exploitation opportunities. Torch Energy Finance Company ("TEFC"), a wholly owned subsidiary, serves as the sole general partner (10%) and the Company serves as the sole limited partner (90%). Activities for TEFF are consolidated in the Company's financial statements. Advances to third party oil and gas companies are recorded as notes receivable. TEFF's equity investees, owned 20% through 50%, and over which TEFF exercises significant influence, include TEC Resources, LLC and ARI Development, LLC, which are accounted for by the equity method. All other unconsolidated investees are accounted for by the cost method.

     The Company has a limited partnership interest in Southern Missouri Gas Company, L.P. ("SMGC"), a local natural gas distribution company located in Missouri which is accounted for under the equity method.

     The Company evaluates its loans and equity investments for impairment and if indicated records a valuation allowance or a write down as appropriate.

     Novistar, a wholly owned subsidiary, was formed on April 24, 1998 for the purpose of providing state-of-the-art business process services including transaction processing, information management and process reengineering in three principal areas: oil and gas property administration, information technology and procurement and inventory management. Activities for Novistar are consolidated in the Company's financial statements. Effective June 3, 1998, the Company formed a limited liability company, Torch Drilling Services, L.L.C. ("Torch Drilling"), for the purpose of acquiring a license to conduct short radius drilling technology. Activities for Torch Drilling are consolidated in the Company's financial statements. Aeicon Torch Capital Corporation ("ATCC") was formed on October 23, 1998 to provide project finance advisory services to clients with projects that are not in the upstream sector of the energy industry. The Company owns a 66.7% interest and the activities of ATCC are consolidated in the financial statements with the unaffiliated parties' interest reflected as a minority interest. Effective December 15, 1998, the Company purchased Petroleum Financial, Inc. ("PFI"), a privately held provider of accounting and information technology outsourcing services to mid-market oil and gas companies. The Company paid $1.25 million to obtain PFI's existing client base and to expand the Company's ability to reach new clients. The activities of PFI subsequent to the acquisition are consolidated in the financial statements. Prior activities of PFI are not material.

     Torch Capital Corporation, a wholly owned subsidiary incorporated in Delaware, was formed on January 21, 1999 as a licensed broker dealer. Torch Capital Corporation, a wholly owned

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

     subsidiary, incorporated in the Cayman Islands, was formed on October 21, 1999 to own non U.S. assets of the Company. Activities for both Torch Capital Corporations are consolidated in the Company's financial statements. Torch Rig Services, Inc., a wholly owned subsidiary, was formed on June 11, 1999 for the purpose of providing drilling rig crew services to third parties. Activities for Torch Rig Services, Inc. are consolidated in the Company's financial statements.

     CASH AND CASH EQUIVALENTS -

     Cash in excess of the Company's daily requirements is generally invested in short-term, highly liquid investments with original maturities of three months or less. Such investments are carried at cost, which approximates fair value and, for purposes of reporting cash flows, are considered to be cash equivalents.

     INVESTMENT IN MARKETABLE SECURITIES -

     Marketable investment securities are classified in three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling such securities in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.

     The Company has no held-to-maturity or trading securities at December 31, 1999. The Company has available-for-sale securities which are recorded at fair value, with unrealized gains and losses, excluded from earnings and reported as accumulated comprehensive income, a separate component of the stockholders' equity, net of deferred income taxes.

     Dividend and interest income are recognized when earned. Realized gains and losses for securities classified as available-for-sale were included in earnings and were derived using the specific identification method for determining the cost of securities sold.

     PROPERTY AND EQUIPMENT -

     Oil and gas properties are accounted for on the successful efforts method whereby costs, including lease acquisition and intangible drilling costs associated with exploration efforts which result in the discovery of proved reserves and costs associated with development wells, whether or not productive, are capitalized. Gain or loss is recognized when a property is sold or ceases to produce and is abandoned. Capitalized costs of producing oil and gas properties are amortized using the unit-of-production method based on units of proved reserves as estimated by independent petroleum engineers.

     The Company recognizes an impairment loss when the carrying amount of a long-lived asset exceeds the sum of the estimated undiscounted future cash flow of the asset. For each long-lived asset determined to be impaired, an impairment loss equal to the difference between the carrying value and the fair value of the depletable unit is recognized. Fair value, on a depletable unit basis, is estimated to be the present value of expected future cash flows computed by applying estimated future oil and gas prices, as determined by management, to estimated future production of oil and gas reserves over the economic lives of the reserves. The Company

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES


     incurred a write-down of $0.35 million during the year ended December 31, 1999. No such write-down was incurred during the years ended December 31, 1998 and 1997.

     Costs of acquiring undeveloped oil and gas leases are capitalized and assessed periodically to determine whether an impairment has occurred; appropriate valuation allowances are established when necessary. No such allowance was required during the years ended December 31, 1999, 1998 and 1997.

     Fixed assets are depreciated on a straight-line basis over their estimated useful lives. Leasehold improvements, which are recorded at cost, are amortized on a straight-line basis over their estimated useful lives or the life of the lease, whichever is shorter.

     REVENUE RECOGNITION

     Revenues associated with service and operating fees are recognized when earned.

     GAS BALANCING -

     The Company uses the entitlement method for recording sales of natural gas. Under the entitlement method of accounting, revenue is recorded based on the Company's net revenue interest in production. Deliveries of natural gas in excess of the Company's net revenue interest are recorded as liabilities and under-deliveries are recorded as assets. Production imbalances are recorded at the lower of the sales price in effect at the time of production or the current market value. At December 31, 1999 and 1998, the Company's liabilities due to gas sales in excess of its entitled share were approximately $0.4 million and $0.67 million, respectively, and the receivable for gas sales less than the Company's entitled share was approximately $0.56 million at December 31, 1998.

     ACCOUNTING FOR PRICE RISK MANAGEMENT ACTIVITIES

     The Company, through its subsidiaries, engages in price risk management activities for both trading and non-trading purposes. In November of 1998, the Financial Accounting Standard Board's Emerging Issues Task Force ("EITF") reached a consensus on EITF Issue No. 98-10 ("EITF 98-10"), "Accounting for Energy Trading and Risk Management Activities." EITF 98-10 is effective for fiscal years beginning after December 15, 1998 and requires that energy trading contracts be marked to market with the gains and losses included in earnings. Effective January 1, 1999, the Company adopted mark-to-market accounting for its energy trading activities as defined by EITF 98-10. The cumulative effect of this change in accounting principle is reflected as a separate line item in the Consolidated Statement of Operations for the year ended December 31, 1999.

     To conduct its trading activities, the Company uses futures, forwards, swaps and options. Under the mark-to-market method of accounting used to account for trading activities, the related outstanding physical and financial instruments are reflected at fair value, inclusive of reserves, with resulting unrealized gains and losses recorded as "Assets from price risk management activities," "Other Assets," "Liabilities from price risk management activities," and "Other Liabilities," respectively, on the Consolidated Balance Sheet. Current period changes in the assets and liabilities from price risk management activities are recognized as net gains or

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

     losses in "Product marketing and other trading, net" on the Consolidated Statements of Operations. The market prices used to value these transactions reflect management's best estimate considering various factors including closing exchange and over-the-counter quotations, time value and volatility factors. The values are adjusted to reflect the potential impact of liquidating the Company's position in an orderly manner over a reasonable period of time under present market conditions.

     Certain financial derivative contracts are also utilized for non-trading purposes to hedge the impact of market fluctuations on oil and gas production. The Company uses the hedge method of accounting for non-trading activity and, as a result, gains and losses related to derivatives that qualify as hedges are recognized in income in the same manner as the hedged item. To qualify as hedges, there must be a high degree of correlation between the price movements in the instruments and the item designated as being hedged, such that the Company's exposure to the effects of price changes is reduced. Gains and losses related to such instruments, to the extent settled in cash and for which the physical transaction has not yet closed are reported in other current liabilities or other current assets as deferred gains or losses. The Company had deferred gains of $0.4 million at December 31, 1998. In instances where the anticipated correlation of price movements does not occur, hedge accounting is terminated and future changes in the value of the instruments are recognized in income. Upon completion of the associated hedged transaction, the realized gains and losses are recognized in "Oil and gas revenues."

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 requires that every derivative instrument be recorded in the balance sheet as either an asset or liability at its fair value. Changes in the derivative's fair value must be recognized in earnings unless specific hedge accounting criteria are met. Adoption of SFAS 133 is required for fiscal years beginning after June 15, 2000 and will be adopted by the Company in year 2001. The Company has not yet quantified the effect of adopting SFAS 133 on the consolidated financial statements.

     CONCENTRATIONS OF CREDIT RISK-

     Credit risk is the risk of loss from nonperformance by suppliers, customers or financial counterparties to a contract. Financial instruments, which subject the Company to credit risk, consist principally of trade receivables, forwards, over-the-counter options and swaps. Prospective and existing customers are reviewed for creditworthiness based upon pre-established standards. Customers not meeting the Company's credit standards are required to provide an acceptable form of payment security. At December 31, 1999, accounts receivables and other financial instruments were predominantly with energy related and energy trading companies in the United States.

     INCOME TAXES -

     Effective in 1997, TEAI and its subsidiaries elected to be treated as qualified subchapter S corporations under Section 1361 (b) (3) of the Internal Revenue Code of 1986. The effect of the election is that TAC will file an S corporation tax return that includes TEAI and subsidiaries.

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

     Each TAC stockholder is responsible for reporting its share of taxable income or loss and no federal income taxes are recorded by the Company, except for a tax on excess net passive income and certain built-in gains, if applicable.

     RECLASSIFICATIONS -

     Certain reclassifications of prior period statements have been made to conform with current reporting practices.

     USE OF ESTIMATES -

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

3.   RELATED PARTY TRANSACTIONS

     DUE FROM STOCKHOLDER -

     The company has advanced approximately $4.3 million to TAC ($1.3 million in 1999, $1.1 million in 1998, and $1.9 million in 1997) which was used to repurchase common stock and options awarded to former shareholders and directors. The related amount due from stockholder is reflected as a contra-equity account in the accompanying financial statements.

     NOTES RECEIVABLE -

     On October 9, 1998, the Company was issued a promissory note from one of the Company's officers for $1.8 million. On June 25, 1999, a payment for $0.4 million was received on the note and a new promissory note was issued for $1.4 million. The Company also has other outstanding notes receivable from five of its officers amounting to $.5 million. (See Note 6.)

     ASSET MANAGEMENT -

     The Company provides management services relating to oil and gas operations for affiliated entities and investees, including Bellwether, a major customer, whose principal officer is also the principal stockholder of TAC. In accordance with the management agreements, the Company provides various accounting and administrative services for a fixed or variable fee. In addition, the Company receives additional compensation for services related to property or corporate acquisitions or divestitures. The Company's total management fees received from related parties amounted to $3.0 million, $1.0 million and $1.8 million for the years ended December 31, 1999, 1998 and 1997, respectively.

     In the ordinary course of business, the Company incurs intercompany balances resulting from the payment of costs and expenses on behalf of related parties and from charging management fees under the terms of the respective management and administrative agreements. Such amounts are settled on a regular basis, generally monthly.

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

     PRODUCT MARKETING AND OTHER TRADING INCOME -

     The Company markets oil and natural gas production from properties in which related parties own interests. The Company's marketing fee ranges from 0.5% to 3% of revenues; such charge is customary within the oil and gas industry. Such revenues for the Company amounted to $2.0 million, $0.3 million and $1.2 million for the years ended December 31, 1999, 1998 and 1997, respectively.

     In the normal course of business, the Company purchases natural gas from and sells natural gas to affiliates. In 1999, 1998 and 1997 such purchases amounted to $21.7 million, $18.0 million and $6.0 million, respectively. Sales amounted to $85.2 million, $66.0 million and $112.0 million in 1999, 1998 and 1997, respectively.

     In August of 1998, the Company bought a twelve month natural gas option from an unconsolidated affiliate. The aggregate absolute notional volume of the option was 6 bcf. At December 31, 1998, the Company recognized a gain of approximately $800,000 ($400,000 net of minority interest) related to this option.

     WELL OPERATIONS -

     The Company operates properties in which related parties have an ownership interest. These related parties are charged for all customary expenses and cost reimbursements associated with such activities on the same basis as third parties. Operators' fees charged to affiliates by the Company for the years ended December 31, 1999, 1998 and 1997 for these activities were $0.5 million, $0.5 million and $0.5 million, respectively.

4.   INCOME TAXES

     The Company's income tax provision for the year ended December 31,1997, is comprised of the following (amounts in thousands):

    Current income tax expense (benefit)
    Federal (1)...............................................                               $  548
    State.....................................................                                  475
                                                                          -------------------------
                                                                                              1,023
                                                                          -------------------------

Deferred income tax expense (benefit)
     Federal..................................................                                 (809)
     State....................................................                                  (99)
                                                                          -------------------------
                                                                                               (908)
                                                                          -------------------------
                                                                                             $  115
                                                                          =========================

     (1) The 1997 amount relates to revisions of 1996 tax expense estimates.

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

     The Company's effective income tax rate differed from the statutory tax rate as follows:

                                                                                   Year
                                                                                   Ended
                                                                               December 31,
                                                                                   1997
                                                                        -----------------------
Statutory tax rate                                                                 ---%
State........................................................                        3
Section 29 tax credits.......................................                      ---
Other........................................................                       (2)
                                                                        -----------------------
Effective tax rate...........................................                        1%
                                                                        =======================

5.   INVESTMENTS

     In April 1997, the Company received 150,000 Bellwether shares and a warrant to purchase 100,000 shares for the sale of certain partnerships (See Note
     9). The market value of the Company's investment in Bellwether at December 31, 1999, 1998 and 1997,was $0.7 million, $0.7 million and $1.7 million, respectively.

     In September 1999, the Company received 800,000 common shares of Carpatsky Petroleum, Inc. ("Carpatsky"), a Canadian publicly traded company, valued at $0.1 million, for operational technical services provided by the Company. In October 1999, the Company received 6,597,720 Carpatsky shares valued at $0.9 million and a warrant to acquire an additional 6,207,808 shares in full satisfaction of a $0.7 million note and related interest due from Carpatsky. At December 31, 1999, the Company recorded $0.2 million in unrealized losses due to the difference between cost and market value in its investment in Carpatsky, resulting in a carrying value of $.8 million.

     During 1999, the Company recognized an impairment loss of $3.1 million on its investment in SMGC, as it was determined that the carrying value exceeded the fair value of the investment.

     The Company has permanently impaired TEFF's investments due to its anticipated inability to recover their underlying carrying value (see Note
     6). Accordingly, an investment writedown of $2.1 million has been recorded in the accompanying financial statements.

6.   NOTES RECEIVABLE

     TEFF was issued promissory notes by three entities in connection with the collateralized financing it provides to exploration and production companies. As its source of funding for the notes TEFF uses proceeds received from a credit facility with a bank (see Note 12). Under the terms of this credit facility, the bank reviews on a portfolio basis the value of all collateral on the notes held by TEFF to determine the amount of funds to be made available from the credit facility. The bank's collateral for the TEFF outstanding loan amounts, is the assigned mortgages of the oil and gas properties which TEFF has as collateral from its notes receivable and all other assets of TEFF.

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

     Consistent with the terms of TEFF's credit facility with the bank, notes receivable are carried at their unpaid principal balance subject to an impairment adjustment. The impairment of the notes receivable balance is measured on an aggregate portfolio basis. At December 31, 1999 and 1998, the total recorded investments in the receivables including accrued interest was approximately $47.6 million and $37.2 million, respectively. A reserve for credit losses of approximately $4.5 million has been established as of December 31, 1999. At December 31, 1998 there was no
     reserve for credit losses.   The Company has suspended interest income
     recognition as a result of the impairment of the notes receivable. (See
     Note 12)

     In December 1996, the Company was issued promissory notes from the Company's officers totaling $2 million. Interest accrues on these notes at 8% with principal and interest payments due annually through December 31, 2002. In June 1999, the Company was issued a promissory note from one of the Company's officers for $1.4 million. Interest accrues on this note at 8% with principal and interest payments due annually through December 31, 2005.

7.   RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS

     Effective January 1, 1996, the Company established a 401(k) retirement plan. The 401(k) retirement plan is funded by employee and Company contributions. Employees may contribute up to 12% of their salaries and the Company matches 50% of employee contributions up to 6%. The Company's contributions to this plan total $1.0 million, $1.1 million and $.9 million for the years ended December 31, 1999, 1998 and 1997, respectively. In addition, the Company established a discretionary 401(k) retirement plan. During the first quarter of the year, the Company has the option of contributing up to an additional 3% of each employee's salary for the previous year to the plan. No such contributions were made for the year ended December 31, 1999. The Company's contributions to the discretionary plan total $.6 million and $1 million for the years ended December 31, 1998 and 1997, respectively.

8.   MANAGEMENT BUYOUT

     On September 30, 1996, the Management Buyout occurred whereby certain members of the Company's executive management purchased the Company from Torchmark for $41 million; $25.5 million in the form of a senior subordinated note payable (See Note 12) and $15.5 million in cash. Immediately prior to the Management Buyout, the Predecessor dividended its investments in Nuevo, Gulf Canada and Bellwether and certain other assets to Torchmark and received a cash contribution from Torchmark for $10.5 million. As a result of this transaction, the Company received working and other interests in oil and gas properties. In addition, the Company received interests in certain properties in exchange for consideration of up to $7 million, which is payable solely out of production and is contingent upon the properties achieving pricing and profitability thresholds. Based upon current pricing and profitability projections, no such liability was recorded at December 31, 1999 or 1998.

9.   ACQUISITIONS AND DISPOSITIONS OF ASSETS

     In April 1997, the Company sold its interest in oil and gas properties of certain partnerships, under which the Company was a general partner and provided management services, to Bellwether, a publicly traded oil and gas company for which the Company acts as manager pursuant to a management agreement, and a third party for $18.4 million and $3 million,

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

     respectively. In addition, the Company received 150,000 shares of Bellwether common stock valued at $8.375 per share and a warrant to purchase 100,000 shares at $9.90 per share as a fee for advisory services rendered in connection with the sale. During 1997, the Company sold its interest in a gathering company to a third party for $1.8 million.


10.  OTHER LONG-TERM LIABILITIES

     Other long-term liabilities at December 31, 1999 and 1998 consist of the following (amounts in thousands):

                                                                                   1999                        1998
                                                                         ----------------------     -----------------------

Royalties payable..................................................                    $1,962                      $2,086
Liabilities from price risk management activities .................                     1,670                         ---
Minority interest..................................................                     1,345                       2,551
Other..............................................................                     2,411                       2,981
                                                                         ----------------------     -----------------------
                                                                                        $7,388                      $7,618
                                                                         ======================     =======================


11.  TORCH ENERGY ROYALTY TRUST


     The Company serves as sponsor and operator of a majority of the properties in which the Torch Energy Royalty Trust (the "Trust") owns a net profits interest. In connection with the formation of the Trust, the Company entered into an oil and gas purchase contract ("Purchase Contract") which expires on the termination date of the Trust, the earliest of which is January 1, 2003. Under the Purchase Contract, the Company is obligated to purchase all net production attributable to the Trust properties for indexed prices for oil and gas. Such prices are calculated monthly and are generally based on the average spot market prices of oil and gas, adjusted to reflect the terms of a hedge contract ("Hedge Contract"), which expires in the year 2000, to which the Company is a party. The Purchase Contract also provides that a minimum price of $1.70 per MMbtu will be paid by the Company for gas production. During the year ended December 31, 1999, the Company purchased 6,972 MMCF of gas and 52 Mbbls of oil at an average price of $2.11 per MCF and $14.13 per Bbl. During the year ended December 31, 1998, the Company purchased 8,051 MMCF of gas and 71 Mbbls of oil at an average price of $2.06 per MCF and $11.09 per Bbl. During the year ended December 31, 1997, the Company purchased 9,085 MMCF of gas and 93 Mbbls of oil at an average of $2.13 per MCF and $16.40 per Bbl. Under the Hedge Contract, monthly quantities of gas hedged decrease from 531,167 MMbtus of gas in 1997 to 17,250 MMbtus of gas in 2000 and monthly quantities of oil hedged decrease from 6,333 Bbls in 1997 to 167 Bbls in 2000. The price received for gas under the Hedge Contract increases from $1.84 per MMbtu in 1997 to $1.89 per MMbtu in 2000. The price received for oil under the Hedge Contract increases from $19.94 per Bbl in 1997 to $20.20 per Bbl in 2000.

     Additionally, the Company has purchased contracts expiring December 2002 to further limit its exposure to losses under the minimum price obligation Purchase Contract. Under these contracts, monthly quantities hedged range from 16,989 MMbtus per day to 24,765 MMbtus

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

     per day with floor pricing ranging from $1.81 to $1.82 per MMbtu during the six-year period ending December 31, 2002.

12.  DEBT

     SENIOR SUBORDINATED NOTE PAYABLE - AFFILIATE -

     On September 30, 1996, the Company recorded TAC's $25.5 million Senior Subordinated Note (the "Note") payable to Torchmark as part of the purchase price for the Management Buyout. The Note accrues interest at 9% per annum, payable semiannually, and the principal is due and payable on September 30, 2004.

     LINE OF CREDIT -

     Until August 31, 1999, the Company maintained a $13 million credit facility (the "Credit Facility") with a bank. Interest accrued on indebtedness, at the Company's option, at the bank's prime rate if less than 50% of revolver borrowing base was outstanding, prime plus .25% if 50% or more, but less than 75% of revolver borrowing base was outstanding or prime plus .50% if 75% or more of revolver borrowing base was outstanding; or the 1 year London Interbank Offered Rate ("LIBOR") plus 1.5% if less than 50% of revolver borrowing base was outstanding, LIBOR plus 1.75% if 50% or more, but less than 75% of revolver borrowing base was outstanding or LIBOR plus 2% if 75% or more of revolver borrowing base was outstanding. The Credit Facility contained, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. As of December 31, 1998, the Company was not in compliance with one of its financial ratios. The Company received a waiver on the consolidated interest coverage ratio as of December 31, 1998. Certain oil and gas properties, stock and fixed assets secured the Credit Facility. At December 31, 1998, there was no outstanding balance under the line of credit.

     On August 31, 1999, the Company entered into a new $50 million credit facility (the "new Credit Facility") with a bank. Interest accrues on indebtedness, at the Company's option, at the bank's prime rate less .75% if less than 50% or more of the borrowing base is outstanding ($17.5 million at December 31, 1999), prime less .375% if 50% or more of the borrowing base is outstanding; or the LIBOR rate (7.75% at December 31, 1999). The new Credit Facility has a September 1, 2002 maturity date and contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. Certain oil and gas properties secure the new Credit Facility. At December 31, 1999, the outstanding balance under the new Credit Facility is $8.2 million and the borrowing base was set at $17.5 million.

     On July 16, 1997, TEFF entered into a $90 million Credit Facility the "TEFF Facility") with a bank. Ordinary interest accrues on indebtedness, at TEFF's option, at the bank's prime rate plus 0.5% (9.5% and 8.25% at December 31, 1999 and 1998, respectively) or LIBOR plus 2.0% (8.5% and 7.10% at December 31, 1999 and 1998, respectively) if the loans outstanding are less than or equal to the portfolio base ($20.1 million at December 31, 1999 and 1998); and at the bank's prime rate plus 5.5% (14.5% and 13.25% at December 31, 1999 and 1998, respectively) or LIBOR plus 7.0% (13.5% and 12.10% at December 31, 1999 and 1998, respectively) of the portion of loans outstanding in excess of the portfolio base. If the outstanding balance under the TEFF Facility exceeds $75 million, then the ordinary interest rate shall be reduced by 0.5%. Principal and interest on the loan will be repaid from cash flow from TEFF's underlying investments. The amount of such repayments will vary

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

     between 70% to 100% of the cash flow, depending on the ratio of portfolio base to the outstanding principal balance of the loan. The TEFF Facility contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. All security in the investments currently owned by TEFF or hereafter acquired and proceeds thereof, secure the TEFF Facility, which matures on December 31, 2003. At December 31, 1999 and 1998, the outstanding balances under the TEFF Facility were $41.7 million and $36.3 million, respectively, at a weighted average interest rate of 11.1% and 9.7%, respectively. In addition the principal and interest payments mentioned above, the bank will receive 50% of the remaining cash flow after deduction of such principle and interest payments (NCFI). Until such time as the NCFI payments are equal to TEFF's partners' contributions, these amounts will be considered additional principal repayments. After that time, the payments will be considered additional expense. The TEFF Facility provides that NCFI be paid through December 31, 2011 at which time the bank's right to receive NCFI shall terminate. No such payments were made for the years ended December 31, 1999 and 1998.

     Effective March 9, 2000 TEFF amended the TEFF facility with a bank. The amendment changed the maturity date to June 30, 2000. In addition, the interest rate changed to the bank's prime rate plus 1% or LIBOR plus 4% regardless of the portfolio base, and changed the allocation of gross sales proceeds between debt repayment and funds available for distribution in the event of a sale of TEFF's investments


13.  COMMITMENTS AND CONTINGENCIES

     LITIGATION -

     The Company is involved in certain litigation arising out of the normal course of business, none of which, in the opinion of the Company, will have any material adverse effect on the financial position or results of operations of the Company as a whole. Certain lawsuits to which the Company was a party were assumed by Torchmark as a result of the Management Buyout.

     During 1998, TEMI assumed a $1.6 million liability related to litigation activity between its 50% owned gas marketing limited liability company and a trading partner arising out of commitments made for financial transactions and price disputes. During 1999, the litigation was settled resulting in a favorable impact of approximately $0.7 million to TEMI's income.

     SMGC -

     SMGC has a $29 million bank loan due on October 31, 2000. This loan is guaranteed by the general partner of SMGC. TEMI has guaranteed the general partner that it will share proportionally (50%) if any payments are required by the general partner for repayment of SMGC's loan. The current financial position of SMGC would not enable it to repay the loan when due. SMGC is attempting to either renegotiate the terms of the loan or seek other financing options. The Company does not expect to incur any losses in connection with the required performance, if any, on the TEMI guaranty.

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

     LEASE OBLIGATIONS -

     Rental expense for operating leases was approximately $2.1 million, $1.7 million and $1.7 million for the years ended December 31, 1999, 1998 and 1997, respectively. Future minimum payments under all noncancellable leases, including amounts allocable to affiliates, having initial terms of one year or more consisted of the following as of December 31, 1999 (amounts in thousands):

                                               Operating
          Year Ending December 31,               Leases
          ------------------------           ---------------

          2000................                 $ 2,031
          2001................                   1,966
          2002................                   2,120
          2003................                   1,905
          2004................                   1,908
          Thereafter..........                   3,828
                                               -------
                                               $13,758
                                               =======


     LETTERS OF CREDIT -

     The Company has open letters of credit of approximately $2.5 million at December 31, 1999.

14.  PRICE RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

     TRADING ACTIVITIES -

     The Company, through its subsidiaries, offers price risk management services to energy-related businesses through a variety of financial and other instruments including forward contracts involving physical delivery of an energy commodity, swap agreements, which require payments to (or receipt of payments from) counterparties based on the differential between a fixed and variable price for the commodity, options contracts requiring payments to (or receipt of payments from) counterparties based on the difference between the options' strike and market prices for the commodity and other contractual arrangements. The Company attempts to balance its contractual portfolio in terms of notional amounts and the timing of performance and delivery obligations. However, net unbalanced positions can exist or are established based upon assessment of anticipated market movements.

     At December 31, 1999, the Company's natural gas and crude oil swaps had notional volumes of 188 bcf and .9 million barrels, respectively. The Company's natural gas and crude oil over-the-counter options had notional volumes of 25 bcf and 3 million barrels, respectively. Notional amounts reflect the volume of transactions but do not represent the amounts exchanged by the parties to the financial instruments. Accordingly, notional amounts do not accurately measure TEAI's exposure to market or credit risks.

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

     At December 31, 1999, the fair value of the Company's natural gas swaps and over-the-counter options, extending to 2002, was a liability of $1.1 million. The average fair values of the natural gas swaps and over-the-counter options was a liability of approximately $430,000.

     At December 31, 1999, the fair value of the Company's crude oil swaps and over-the-counter options, extending to 2001, was a liability of $31,000. The average fair values of the crude oil swaps and over-the-counter options during 1999 was an asset of approximately $30,000.

     Inherent in the resulting contractual portfolio are certain business risks, including market risk and credit risk. Market risk is the risk that the value of the portfolio will change, either favorably or unfavorably, in response to changing market conditions. Credit risk is the risk of loss from nonperformance by suppliers, customers, or financial counterparties to a contract. The Company monitors and manages market risk and credit risk through a variety of techniques, including periodic reporting of the portfolio's value to senior management.

     NON-TRADING ACTIVITIES -

     The Company also enters into financial swap contracts for the purpose of hedging the impact of market fluctuations on production. At December 31, 1999, the Company was party to energy commodity swaps covering 3.7 bcf of natural gas extending to 2001.

     While notional amounts are used to express the volume of swaps and over-the-counter options, the amounts potentially subject to credit risk, in the event of nonperformance by the third parties, are substantially smaller. The Company does not anticipate any material impact to its financial position or results of operations as a result of nonperformance by third parties on financial instruments related to non-trading activities.

     The carrying amounts of the Company's cash, and cash equivalents, receivables, other current assets and payables approximates the fair value at December 31, 1999 and 1998 because of their short maturities.

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

     The carrying amounts and estimated fair values of the Company's other financial instruments, excluding trading activities which are marked to market, at December 31, 1999 and 1998 were as follows:

                                                                      1999                                 1998 (1)
--------------------------------------------------------------------------------------------------------------------------------
                                                       Carrying Amount     Estimated Fair     Carrying Amount    Estimated Fair
(In Thousands)                                                                  Value                                 Value

--------------------------------------------------------------------------------------------------------------------------------
ASSETS

Crude Oil swaps                                                     ---                ---                 ---           $    41
--------------------------------------------------------------------------------------------------------------------------------
Natural gas swaps and options                                       ---                ---                 ---           $ 1,357
--------------------------------------------------------------------------------------------------------------------------------
LIABILITIES

Natural gas swaps                                                   ---            $  (754)                ---               ---
--------------------------------------------------------------------------------------------------------------------------------
Long-term debt                                                  $33,700            $33,700             $25,500           $25,500
--------------------------------------------------------------------------------------------------------------------------------
Line of credit - TEFF                                           $41,689            $41,689             $36,277           $36,277
--------------------------------------------------------------------------------------------------------------------------------


     The Company uses the following methods and assumptions in estimating fair values: (a) energy commodity swaps and over-the-counter options estimated fair values have been determined using available market data and valuation methodologies and (b) the carrying amounts of the Senior Subordinated Rate Payable-Affiliate and Notes Payable to Bank approximate fair value. Judgement is necessarily required in interpreting market data and the use of different market assumptions or estimation methodologies may affect the estimated fair value amounts.

     (1) Includes trading activities for which hedge accounting was used in 1998.

15.  SFAS 131:  Disclosures about Segments of an Enterprise and Related
                Information

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for the manner public enterprises are required to report information about operating segments in annual financial statements and requires the reporting of selected information about operating segments in interim financial reports to shareholders. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company adopted SFAS 131 at December 31, 1998.

     The Company has four reportable segments: service activities, the capital group, the trading and marketing group and oil and gas properties. The service activities segment provides technical and administrative services to energy companies, primarily through outsourcing arrangements. The capital group segment provides growth capital to independent oil and gas companies through TEFF, a fund formed to provide small to mid-size companies with capital for acquisition

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

     and exploitation opportunities. The trading and marketing group segment engages in various hydrocarbon marketing and trading activities. The oil and gas properties segment consists of revenue from interests the Company holds in certain oil and gas properties.

     The Company's reportable segments are strategic business units that offer different services. Each business segment is managed separately based on the nature of the services provided to clients and based on the different technology and marketing strategies required by each of the segments. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2 of the Notes to Consolidated Financial Statements). The Company evaluates performance based on profit or loss from operations. Intersegment fees are accounted for as if the fees were to third parties.

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

     The following tables represent reported segment profit or loss and segment assets for the years ended December 31, 1999, 1998 and 1997 (amounts in thousands).

                                                                        Year Ended December 31, 1999
                                                   -------------------------------------------------------------------
                                                                                  Trading &
                                                        Service       Capital     Marketing    Oil & Gas
                                                      Activities       Group        Group     Properties      Totals
                                                      -----------   -----------   ---------   -----------   -----------
         Revenues from external clients.........     $   35,912    $      ---    $   2,523   $   13,528     $  51,963
         Intersegment revenues..................          4,088           ---          ---          ---         4,088
         Interest revenue.......................            ---         4,441          617          ---         5,058
         Interest expense.......................            ---         4,051          ---          ---         4,051

         Depletion, depreciation and
         amortization...........................          3,265           ---          ---        1,831         5,096
         Equity in loss of investees............            ---        (3,388)         ---          ---        (3,388)
         Segment profit (loss)..................           (567)       (8,453)         530         (409)       (8,899)
         Other significant non-cash items:
         --------------------------------
         Segment assets.........................          5,173        43,342       51,702        8,151       108,368
         Equity in investees....................            ---           ---          ---          ---           ---
         Expenditures for segment assets........          3,324           ---          ---        4,247         7,571

                                                                               Year Ended December 31, 1998
                                                   ---------------------------------------------------------------------------------
                                                                                         Trading &
                                                         Service         Capital         Marketing       Oil & Gas
                                                       Activities         Group            Group        Properties        Totals
                                                      -------------   --------------   -------------   -------------   -------------
         Revenues from external clients.........       $  30,984    $        ---     $      5,092    $     15,064     $    51,140
         Intersegment revenues..................           3,636             ---              ---             ---           3,636
         Interest revenue.......................             ---           1,783            1,229             ---           3,012
         Interest expense.......................             ---           1,353              ---             ---           1,353
         Depletion, depreciation and
         amortization...........................           1,838             ---              ---           1,223           3,061
         Equity in loss of investees............             ---             862              ---             ---             862
         Segment profit (loss)..................           1,804            (970)           1,116           2,080           4,030
         Other significant non-cash items:
         --------------------------------
         Segment assets.........................           5,221          38,186           45,636           5,735          94,778
         Equity in investees....................             ---           2,988              ---             ---           2,988
         Expenditures for segment assets........           5,611             ---              ---           1,752           7,363

                                                                               Year Ended December 31, 1997
                                                   ---------------------------------------------------------------------------------
                                                                                         Trading &
                                                         Service         Capital         Marketing       Oil & Gas
                                                       Activities         Group            Group        Properties        Totals
                                                      -------------   --------------   -------------   -------------   -------------
         Revenues from external customers.......       $   34,260   $         ---    $       6,068   $     18,522     $    58,850
         Intersegment revenues..................            3,186             ---              ---            ---           3,186
         Interest revenue.......................              ---             675              862            ---           1,537
         Interest expense.......................              ---             476              ---            ---             476
         Depletion, depreciation and
         amortization...........................              604             ---              ---          1,380           1,984
         Segment profit (loss)..................            6,881            (200)           2,312          5,020          14,013
         Other significant non-cash items:
         --------------------------------
         Segment assets.........................            2,653          13,310           55,588          5,206          76,757
         Equity in investees....................              ---           2,121              ---            ---           2,121
         Expenditures for segment assets......              2,655             ---              ---          2,362           5,017

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

     The following is a reconciliation of reportable segment revenues, expenditures, profit or loss, assets and equity in investees to the Company's consolidated totals for the years ended December 31, 1999, 1998 and 1997 (amounts in thousands):

                                                                Year Ended               Year Ended               Year Ended
                                                            December 31, 1999        December 31, 1998        December 31, 1997
                                                         --------------------     --------------------     --------------------
Revenues
--------
dTotal revenues for reportable segments..........        $              61,109    $              57,788    $              63,573
Other revenues..................................                        2,456                    2,848                    3,792
Elimination of intersegment revenues............                       (4,088)                  (3,636)                  (3,186)
                                                         --------------------     --------------------     --------------------
Total consolidated revenues.....................        $              59,477    $              57,000    $              64,179
                                                         ====================     ====================     ====================
Interest Expense
----------------
Total interest expense for reportable
segments........................................        $               4,051    $               1,353    $                 476
Other interest expense..........................                        2,625                    2,330                    2,340
                                                         --------------------     --------------------     --------------------
Total interest expense..........................        $               6,676    $               3,683    $               2,816
                                                         ====================     ====================     ====================
Depletion, Depreciation and Amortization:
------------------------------------------
Total depletion, depreciation and amortization
for reportable segments.........................        $               5,096    $               3,061    $               1,984
Other depletion, depreciation and amortization..                          591                      506                      323
Total depletion, depreciation and                        --------------------     --------------------     --------------------
amortization....................................        $               5,687    $               3,567    $               2,307
                                                         ====================     ====================     ====================
Equity in Loss of Investees:
----------------------------
Total equity in loss of investees for reportable
segments........................................        $               3,388    $                 862    $                 ---
Other equity in loss of investees...............                        3,991                    1,312                      159
                                                         --------------------     --------------------     --------------------
Total equity in loss of investees...............        $               7,379    $               2,174    $                 159
                                                         ====================     ====================     ====================
Profit or Loss
--------------
Total profit or loss for reportable segments....        $              (8,899)   $               4,030    $              14,013
Other profit or loss............................                       (7,954)                  (5,217)                  (2,356)
                                                         --------------------     --------------------     --------------------
Net income (loss)...............................        $             (16,853)   $              (1,187)   $              11,657
                                                         ====================     ====================     ====================
Assets
------
Total assets for reportable segments............        $             108,368    $              94,778    $              76,757
Other assets....................................                       53,762                   92,329                   97,355
                                                         --------------------     --------------------     --------------------
Consolidated total..............................        $             162,130    $             187,107    $             174,112
                                                         ====================     ====================     ====================
Equity in Investees
-------------------
Total equity in investees for reportable
segments........................................        $                 ---    $               2,988    $               2,121
Other equity in investees.......................                        2,038                    2,747                    1,928
                                                         --------------------     --------------------     --------------------
Consolidated equity in investees................        $               2,038    $               5,735    $               4,049
                                                         ====================     ====================     ====================

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

     MAJOR CUSTOMER -

     One customer accounted for 13.6% and 26% of the gross marketing revenues during the years ended December 31, 1998 and 1997, respectively. No customer accounted for more than 10% of the gross marketing revenues for the year ended December 31, 1999. Revenues from two customers, Bellwether and Nuevo, totaled $26 million, $25 million and $29 million in service and overhead fees for the years ended December 31, 1999, 1998 and 1997, respectively. The Company does not believe that it is dependent upon any particular customer for sales of oil and gas. The management service contract with Nuevo was renegotiated, effective January 1999 and consists of seven separate service contracts with terms that vary between one to four years. The management service agreement with Bellwether was renegotiated and effective October 1999, consists of six separate service contracts with terms that vary between two and five years. Under the renegotiated contracts with Nuevo and Bellwether, cash management aggregation services are no longer provided by the Company. The loss of one or both of these customers would have a material effect on the Company.


17.  SUBSEQUENT EVENT

     Effective February 16, 2000, Novistar entered into an asset purchase agreement with Oracle Corporation to purchase certain assets of Oracle Energy Upstream for a combination of cash, equity and a subordinated note. The transaction closed on February 18, 2000.


18.  SUPPLEMENTARY OIL AND GAS DATA (UNAUDITED)

     OIL AND GAS PRODUCING ACTIVITIES -

     Included herein is information with respect to oil and gas acquisition, exploration, development and production activities, which is based on estimates of year-end oil and gas reserve quantities and estimates of future development costs and production schedules. These reserve quantities represent interests owned by the Company located solely within the United States. Reserve quantities and future production are primarily based upon reserve reports prepared by the independent petroleum engineering firms of Gruy Engineering Corporation, H.J. Gruy and Associates, Inc., Ryder Scott Company, and T.J. Smith & Company, Inc. and by in-house reserve engineers. These estimates are inherently imprecise and subject to revisions from time to time.

     Estimates of future net cash flows from proved reserves of gas, oil, condensate and natural gas liquids (NGL's) were made in accordance with Financial Accounting Standards Board Statement No. 69, "Disclosures about Oil and Gas Producing Activities." The estimates are based on prices in effect at year-end. Estimated future cash inflows are reduced by estimated future development and production costs based on year-end cost levels, assuming continuation of existing economic conditions. Effective in 1997, the Company is an S-Corporation for income tax purposes and has a zero effective income tax rate (See Note 2). The results of these

                      TORCH ENERGY ADVISORS INCORPORATED
                                AND SUBIDIARIES

     disclosures should not be construed to represent the fair market value of the Company's oil and gas properties. A market value determination would include many additional factors including: (i) anticipated future increases or decreases in oil and gas prices and production and development costs;
     (ii) an allowance for return on investment; (iii) the value of additional reserves, not considered proved at the present, which may be recovered as a result of further exploration and development activities; and (iv) other business risks.

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

     COSTS INCURRED -

     The following table sets forth the capitalized costs incurred in oil and gas activities for the years ended December 31, 1999, 1998 and 1997 (amounts in thousands):

                                                                              Year Ended December 31,
                                                 --------------------------------------------------------------------------------
                                                         1999                             1998                   1997
                                                 ------------------               ------------------      ------------------
Cost incurred during the year
     Property acquisition.....................          $    ---                     $      ---                $     ---
     Exploration.............................                ---                            ---                      ---
     Development..............................             4,120                          1,752                    2,739
                                                         -------                     ----------                ---------
                                                        $  4,120                     $    1,752                $   2,739
                                                        ========                     ==========                =========

     CAPITALIZED COSTS RELATING TO OIL AND GAS ACTIVITIES -

     The following table sets forth the capitalized costs relating to oil and gas activities and the associated accumulated depreciation, depletion and amortization (amounts in thousands):

                                                                 December 31,
                                                  ---------------------------------------
                                                       1999           1998          1997
                                                  ---------------------------------------

Capitalized costs:
     Proved properties.....................           $12,353       $ 8,106       $ 6,354
     Accumulated depreciation,
       depletion and amortization......                (4,552)       (2,371)       (1,148)
                                                  ---------------  ----------   ----------

     Net capitalized costs................            $ 7,801       $ 5,735       $ 5,206
                                                  ==============   ==========   ==========

     RESULTS OF OPERATIONS FOR PRODUCING ACTIVITIES (AMOUNTS IN THOUSANDS) -

                                                                 Year                        Year                        Year
                                                                 Ended                       Ended                       Ended
                                                             December 31,                December 31,                December 31,
                                                                 1999                        1998                        1997
                                                            -------------                -------------               -------------
   Revenues from oil and gas
    producing activities...............................       $  13,528                $   15,064                 $    18.522
   Production costs....................................          (8,018)                   (8,272)                     (8,936)
   Depreciation, depletion and
    amortization.......................................          (2,181)                   (1,223)                     (1,380)
   Income tax provision *..............................             ---                       ---                         ---
                                                              -------------                -------------               ------------
   Results of operations from
    producing activities (excluding
    corporate overhead and interest costs).............       $   3,329                $    5,569                 $     8,206
                                                              ============                ============                 ============

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES


* No income tax provision is recorded in 1999, 1998 or 1997 as the Company elected subchapter S corporation status effective January 1, 1997
  (See Note 2).

RESERVES-

The Company's estimated total proved and proved developed reserves of oil and gas for the years ended
December 31, 1999, 1998 and 1997 are as follows:

                                                                                 1999               1998                1997
                                                                            -------------     ---------------      ---------------
                                                                             Oil     Gas       Oil       Gas       Oil        Gas
                                                                           (Mbbl)   (Mmcf)    (Mbbl)   (Mmcf)     (Mbbl)    (Mmcf)
                                                                           -----    ------    -----    -------    ------    -------
Proved reserves at
 beginning of year......................................................      40    72,192       47    120,105     1,430    122,801
Sales of reserves in place..............................................     ---       ---      ---        ---    (1,312)   (10,261)
Revisions of previous
 estimates..............................................................      20    (6,200)       4    (51,681)       (4)    14,539
Extensions and discoveries..............................................     ---     2,605      ---     10,408       ---        ---
Production..............................................................     (11)   (5,736)     (11)    (6,640)      (67)    (6,974)
                                                                            ----    ------      ---    -------    ------    -------
Proved reserves at end
 of year................................................................      49    62,861       40     72,192        47    120,105
                                                                            ====    ======      ===    =======    ======    =======

Proved developed reserves -
Beginning of year.......................................................      31    55,997       38    115,540     1,141    111,166
                                                                            ====    ======      ===    =======    ======    =======
End of year.............................................................      40    55,602       31     55,997        38    115,540
                                                                            ====    ======      ===    =======    ======    =======

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

DISCOUNTED FUTURE NET CASH FLOWS -

The standardized measure of discounted future net cash flows and changes therein related to proved oil and gas reserves are shown below (amounts in thousands):

                                                Year Ended December 31,
                                          -----------------------------------
                                             1999        1998         1997
                                          ----------   ---------   ----------

Future cash inflows....................   $ 139,272    $131,717    $ 296,161
Future production costs................    (111,452)    (99,736)    (213,799)
Future development costs...............      (3,860)     (5,998)      (3,715)
                                          ---------    --------    ---------
Future net inflows before income tax...      23,960      25,983       78,647
Future income taxes*...................         ---         ---          ---
                                          ---------    --------    ---------
Future net cash flows..................      23,960      25,983       78,647
10% discount factor....................      (9,078)    (10,366)     (40,760)
                                          ---------    --------    ---------
Standardized measure of discounted
 future net cash flows.................   $  14,882    $ 15,617    $  37,887
                                          =========    ========    =========

* No income tax provision is recorded in 1999, 1998 or 1997 as the Company elected subchapter S corporation status effective January 1, 1997 (See Note 2).

The following are the principal sources of change in the standardized measure of discounted future net cash flows (amounts in thousands):

                                            Year Ended December 31,
                                        --------------------------------
                                          1999       1998        1997
                                        --------   ---------   ---------

Standardized measure -
 Beginning of year...................   $15,617    $ 37,887    $ 72,879
 Sales, net of production costs......    (5,521)     (6,792)     (9,586)
 Net change in prices and
  production costs...................       906     (17,591)    (46,379)
 Extensions, discoveries and
  improved recovery, net of future
  production and development costs...       968       6,909         ---
 Changes in estimated future
  development costs..................      (469)     (1,593)       (930)
 Development costs incurred during
  the period.........................     4,120       1,752       2,739
 Revisions of quantity estimates.....    (1,518)     (7,718)      4,700
 Accretion of discount...............     1,562       3,789      10,260
 Net change in income taxes..........       ---         ---      29,724
 Sales of reserves in-place..........       ---         ---     (26,810)
 Changes in production rates and
  other..............................      (783)     (1,026)      1,290
                                        -------    --------    --------

Standardized measure -
 end of year.........................   $14,882    $ 15,617    $ 37,887
                                        =======    ========    ========

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)

The following should be read in conjunction with the consolidated financial statements, and the related notes thereto, of Torch Energy Advisors Incorporated and its subsidiaries (the "Company").

DISCUSSION OF YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

Revenues

The Company provides a broad range of technical and administrative services to energy companies, often through outsourcing arrangements. In addition, the Company provides development growth capital to independent oil and gas companies, engages in various hydrocarbon marketing and trading activities and receives revenue from interests it holds in oil and gas properties, most of which were acquired in conjunction with the Management Buyout.

The Company's service activities, which include accounting and finance, information technology, oil and gas operations and engineering, hydrocarbon marketing, acquisitions and divestitures, and various administrative services, accounted for over 60% of revenues in 1999. Revenues for such service activities are received under various outsourcing and management contracts and are classified primarily as Service Fees or Operating Fees. Service Fees include payments for management and administrative services, certain hydrocarbon marketing activities, and consulting services as well as transaction fees received for arranging or advising clients on acquisitions, divestitures or financings. The Company also receives substantial fees related to oil and gas field operations and gas plant operations, which it classifies as Operating Fees. Operating Fees are a combination of fees paid by clients and reimbursements received from working interest owners customarily paid to the operator of oil and gas properties.

The Company's contracts for outsourcing and management services differ from contract to contract in how the Company is paid for its services. Certain contracts historically contain provisions whereby the Company is paid based upon the amount of book assets and operating cash flow of its clients. As of October 1, 1999 such contracts had all been terminated and replaced with new outsourcing agreements. Under the new agreements revenues are derived from a combination of fixed and variable fees related to the activities performed. As such, Service Fees may fluctuate from year to year based on the level of activity of the Company's clients and in particular the number and complexity of the clients' oil and gas properties. The Company expects to grow Service Fees in future years by adding additional outsourcing contracts with new clients and expanding the level of activities for existing clients.

Service Fees totaled $23.6 million and $23.1 million in 1999 and 1998, respectively. Fees were down 11.2% in 1998 from the 1997 figure of $26.0 million primarily due to a decrease in total assets and operating cash flow of Nuevo Energy Company ("Nuevo").

Operating fees totaled $13.2 million in 1999, up 55.3% from the 1998 figure of $8.5 million primarily due to the new Nuevo contract effective 1999. Beginning in 1999, district operating expenses, which were previously reimbursed directly by Nuevo, are now the responsibility of the Company and are to be recovered out of the increased operating fees. (See Note 16 of the Notes to Consolidated Financial Statements). Fees were down in 1998 from the 1997 figure of $9.0 million due to the sale of various non-core properties by clients.

The Company's principal oil and gas properties relate to production payments obtained in conjunction with the Management Buyout in September 1996. The Company's major properties are coal-seam gas fields located in Alabama and Wyoming. The Company also holds interests in gas fields in Texas and Louisiana. Oil and gas revenues for 1999 were $13.5 million, down 10.6% from 1998 oil and gas revenues of $15.1 million. This decrease is mainly due to decreased

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)

production in the coal-seam gas fields in Alabama and Wyoming. Oil and gas revenues for 1998 were $15.1 million, down 18.4% from 1997 oil and gas revenues of $18.5 million. This decrease is mainly attributable to 1997 including a partial year of revenues prior to the sale of certain oil and gas properties in April 1997 (See Note 9 of the Notes to Consolidated Financial Statements).

In 1997, the Company began to provide growth capital to oil and gas companies through Torch Energy Finance Fund LPI ("TEFF"), a fund formed to provide small to mid-size companies with capital for acquisition and exploitation opportunities. TEFF was formed in September 1995, but its resources were expanded in July 1997, when the Company reached an agreement with the Bank of Montreal ("BMO") to provide additional capital for TEFF. The Company records interest income from parties financed by TEFF. In 1999, 1998 and 1997, such revenues totaled $4.4 million, $1.8 million and $.7 million, respectively.

The Company also engages in various hydrocarbon marketing and trading activities. Revenues for these activities are recorded net of the cost of goods purchased for trading purposes. Net product marketing revenues decreased to $1.6 million in 1999 from $4.4 million and $5.3 million in 1998 and 1997, respectively. The Company's net product marketing revenues in 1999 includes a net loss of $1.1 million related to the adoption of mark to market accounting for trading activities.

From time to time, the Company has sold interests in various oil and gas properties and securities. In April 1997, the Company sold its interest in oil and gas properties of certain partnerships to Bellwether for $18.4 million. As a fee for advisory services rendered in connection with the sale, the Company received .15 million shares of Bellwether common stock at $8.375 per share and a warrant to purchase .1 million shares at $9.90 per share. (See Notes 1, 5 and 9 of the Notes to Consolidated Financial Statements). During 1997, the Company sold its interest in a gathering company to a third party for $1.8 million.

Expenses

The Company includes in general and administrative expense all of the personnel and administrative costs of providing services to its clients pursuant to its outsourcing agreements, with the exception of field operating personnel, which are charged directly to the clients' operations. Because general and administrative expense includes the cost of client service, the level of expense recorded by the Company from year to year is subject to variability related to client activity level.

General and administrative expenses totaled $43.5 million, $39.0 million and $37.1 million in 1999, 1998 and 1997, respectively.

Oil and gas operating expenses for 1999 totaled $8.0 million, down 3.6% from $8.3 million in 1998. Such decrease is mainly due to decreased production on the coal-seam gas field in Alabama. The average unit production cost per Mcfe in 1999 was $1.38 as compared to an average unit production cost per Mcfe in 1998 of $1.23. Oil and gas operating expenses for 1998 totaled $8.3 million, down 6.7% from $8.9 million in 1997. Such decrease is mainly due to 1997 including a partial year of expenses prior to the sale of certain oil and gas properties in April 1997 (see Note 9 of the Notes to Consolidated Financial Statements). The average unit production cost per Mcfe in 1998 was $1.23 as compared to an average unit production cost per Mcfe in 1997 of $1.21.

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSI0N AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)

Interest expense increased by 81.1% and 32.1% to $6.7 million and $3.7 million in 1999 and 1998, respectively, from $2.8 million in 1997. Such increase is primarily due to additional funds advanced to TEFF by the Bank of Montreal.

During 1999, consistent with TEFF's notes payable terms, an impairment of the TEFF notes receivable balance of $4.3 million was recorded. No impairment was recorded in 1998 or 1997.

Equity in Earnings of Affiliates and Investees

Equity in earnings of affiliates and investees consists of oil and gas partnership interests and other investments. The Company recorded equity losses of $7.4 million, $2.1 million, and $0.2 million for the years ended December 31, 1999, 1998, and 1997, respectively. The increase in equity losses in 1999 is mainly due to the Companies anticipated inability to recover the underlying carrying value of the investments and the resulting writedowns of the investments of $5.1 million.

Minority Interests

Effective November 1, 1996 Torch Energy Marketing, Inc. (TEMI), a wholly owned subsidiary, formed a limited liability company with an unaffiliated party to conduct gas marketing activities. TEMI acts as a manager and owns a 50% interest in this venture. As the Company effectively controls the venture, the activities are included in the financial statements with the unaffiliated parties interest reflected as minority interest.

During 1996, the Company formed two limited liability companies with an unaffiliated party to provide certain management, administrative and support services to a foreign party. The Company owned a 50% interest in both limited liability companies until March 1997 at which time the companies were sold. Prior to March 1997, the activities for these ventures were included in the financial statements with the unaffiliated parties interest reflected as minority interest.

Effective June 30, 1997, the Company purchased The Procurement Centre ("TPC") to obtain the benefit of TPC's experience and expertise in providing consulting and outsourcing services for the procurement of materials and services, inventory management, logistics and other administrative services. The Company owned a 75% interest in TPC and the activities were included in the financial statements with the unaffiliated parties interest reflected as minority interest. In January 1999, the Company sold a 25% interest in TPC resulting in the Company changing its investment in TPC to be accounted for under the equity method.

Aeicon Torch Capital Corporation ("ATCC") was formed on October 23, 1998 to provide project finance advisory services to clients with projects that are not in the upstream sector of the energy industry. The Company owns a 66.7% interest and the activities of ATCC are consolidated in the financial statements with the unaffiliated parties' interest reflected as a minority interest.

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)


Net Income

The foregoing activities resulted in the following net income (loss) (amounts in thousands):

                                                   1999            1998             1997
                                                 ---------       ---------       ---------
 Income (Loss) before minority interest,
  income taxes, and cumulative effect of
 change in accounting principles                 $ (17,379)      $    (149)      $  12,198
 Net income (loss)                               $ (16,530)      $  (1,187)      $  11,657

LIQUIDITY AND CAPITAL RESOURCES

Net cash used in operating activities was $20.7 million and $2.7 million for the years ended December 31, 1999 and 1998, respectively. Net cash provided by operating activities was $8.6 million for the year ended December 31, 1997. In each of the years considered, operating cash flows were affected by significant changes in assets and liabilities due to the Company incurring costs, in the ordinary course of business, on behalf of its clients. The Company spent $7.7 million, $6.5 million and $5.6 million on investments in property and equipment in 1999, 1998, and 1997, respectively. In April 1997, the Company sold its interest in certain oil and gas properties of certain partnerships to Bellwether and a third party generating $18.4 and $3.0 million, respectively, in cash (See
Note 9 of the Notes to Consolidated Financial Statements).

Financing Activities

Until August 31, 1999, the Company maintained a $13 million credit facility (the "Credit Facility") with a bank. Interest accrued on indebtedness, at the Company's option, at the bank's prime rate if less than 50% of revolver borrowing base was outstanding, prime plus .25% if 50% or more, but less than 75% of revolver borrowing base was outstanding or prime plus .50% if 75% or more of revolver borrowing base was outstanding; or the 1 year London Interbank Offered Rate ("LIBOR") plus 1.5% if less than 50% of revolver borrowing base was outstanding, LIBOR plus 1.75% if 50% or more, but less than 75% of revolver borrowing base was outstanding or LIBOR plus 2% if 75% or more of revolver borrowing base was outstanding. The Credit Facility contained, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. As of December 31, 1998, the Company was not in compliance with one of its financial ratios. The Company received a waiver on the consolidated interest coverage ratio as of December 31, 1998. Certain oil and gas properties, stock and fixed assets secured the Credit Facility. At December 31, 1998 and 1997, there was no outstanding balance under the line of credit.

On August 31, 1999, the Company entered into a new $50 million credit facility (the "new Credit Facility") with a bank. Interest accrues on indebtedness, at the Company's option, at the bank's prime rate less .75% if less than 50% or more of the borrowing base is outstanding ($17.5 million at December 31, 1999), prime less .375% if 50% or more of the borrowing base is outstanding; or the LIBOR rate (7.75% at December 31, 1999). The new Credit Facility contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. Certain oil and gas properties secure the new Credit Facility. At December 31, 1999, the outstanding balance under the new Credit Facility is $8.2 million.

On July 16, 1997, TEFF entered into a $90 million Credit Facility the "TEFF Facility") with a bank. Ordinary interest accrues on indebtedness, at TEFF's option, at the bank's prime rate plus 0.5% (9.5% and 8.25% at December 31, 1999 and 1998, respectively) or LIBOR plus 2.0% (8.5% and 7.10% at December 31, 1999 and 1998, respectively) if the loans outstanding are less than or equal to the portfolio base ($20.1 million at December 31, 1999 and 1998); and at the bank's prime rate plus 5.5% (14.5% and 13.25% at December 31, 1999 and 1998, respectively) or LIBOR plus 7.0% (13.5% and 12.10% at December 31, 1999 and 1998, respectively) of the portion of loans outstanding in excess of the portfolio base. If the

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)

outstanding balance under the TEFF Facility exceeds $75 million, then the ordinary interest rate shall be reduced by 0.5%. Principal and interest on the loan will be repaid from cash flow from TEFF's underlying investments. The amount of such repayments will vary between 70% to 100% of the cash flow, depending on the ratio of portfolio base to the outstanding principal balance of the loan. The TEFF Facility contains, among other terms, provisions for the maintenance of certain financial ratios and restrictions on additional debt. All security in the investments currently owned by TEFF or hereafter acquired and proceeds thereof, secure the TEFF Facility, which matures on December 31, 2003. At December 31, 1999 and 1998, the outstanding balances under the TEFF Facility were $41.7 million and $36.3 million, respectively at a weighted average interest rate of 11.1% and 9.7%, respectively. In addition the principal and interest payments mentioned above, the bank will receive 50% of the remaining cash flow after deduction of such principal and interest payments (NCFI). Until such time as the NCFI payments are equal to TEFF's partners' contributions, these amounts will be considered additional principal repayments. After that time, the payments will be considered additional expense. The TEFF Facility provides that NCFI be paid through December 31, 2011 at which time the bank's right to receive NCFI shall terminate. No such payments were made for the years ended December 31, 1999 and 1998.

Effective March 9, 2000 TEFF amended the TEFF facility with a bank. The amendment changed the maturity date to June 30, 2000. In addition, the interest rate changed to the bank's prime rate plus 1% or LIBOR plus 4% regardless of the portfolio base, and changed the allocation of gross sales proceeds between debt repayment and funds available for distribution in the event of a sale of TEFF's investments

On September 30, 1996, the Company recorded a $25.5 million Senior Subordinated Note payable to Torchmark as part of the purchase price for the Management Buyout. This note accrues interest at 9% per annum, payable semiannually, and the principal is due and payable on September 30, 2004.

The Company has an investment in Southern Missouri Gas Company, L.P. ("SMGC") which has a $29 million bank loan due on October 31, 2000. This loan is guaranteed by the general partner of SMGC. TEMI has guaranteed the general partner that it will share proportionally (50%) if any payments are required by the general partner for repayment of SMGC's loan. SMGC is planning to either renegotiate the terms of the loan or seek other financing options.

Financial Risk Mangement

The Company, through its subsidiaries offers price risk management services to energy-related businesses (natural gas and crude oil) through a variety of financial and other instruments including forward contracts involving physical delivery of an energy commodity, swap agreements, which require payments to (or receipt of payments from) counterparties based on the differential between a fixed and variable price for the commodity, options contracts requiring payments to (or receipt of payments from) counterparties based on the difference between the options' strike and market prices for the commodity and other contractual arrangements.

In order to mitigate the risk associated with its price risk management services, the Company monitors and manages the inherent market risks through a variety of techniques including periodic reporting of the portfolio's value to senior management. The Company attempts to balance its

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)

contractual portfolio in terms of notional amounts and the timing of performance and delivery obligations. However, net unbalanced positions can exist or are established based upon assessment of anticipated market movements.

The counterparties to these contractual arrangements are limited to the major financial institutions and other established companies in the petroleum industry. Although the Company is exposed to credit loss in the event of nonperformance by these counterparties, this exposure is managed through credit approvals, limits and monitoring procedures, and limits to the period over which unpaid balances are allowed to accumulate. The Company has not experienced nonperformance by counterparties to these contracts, and no material loss would be expected from any such nonperformance.

The Company has major market risk exposure in the pricing applicable to its oil and gas production. The Company enters into financial derivative contracts for the purpose of hedging the impact of market fluctuations on its oil and gas production. Changes in the market value of these hedge transactions are deferred until the gain or loss is recognized on the hedged item.

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)


Market Risk

Market risk is the risk that the value of the contractual portfolio will change, either favorably or unfavorably, in response to changes in prices. The Company's major market risk is commodity price risk related to natural gas and crude oil price risk management services and its oil and gas production. Historically, market prices for oil and gas productions and related financial derivative contracts have been volatile and unpredictable. Pricing volatility is expected to continue.

Effective January 1, 1999, the Company adopted mark to market accounting for contracts related to its price risk management services in accordance with the provisions of the Financial Accounting Standard Board's Emerging Issues Task Force Issue No.98-10, "Accounting for Energy Trading and Risk Management Activities." In connection with this, the Company has elected to present the quantitative disclosures relative to market risk for option contracts in tabular form and all other financial derivative contracts using a sensitivity analysis.

The following tables present the notional amounts, the weighted average strike price, and the fair values by expected maturity dates for option contracts related to price risk management activities during the years ended December 31, 1999 and 1998 (amounts in thousands).

                                             December 31, 1999
                          ----------------------------------------------------
                          Contract        Weighted
                          Volumes       Average Price   Maturity    Fair Value
                          --------      -------------   --------    ----------
Natural Gas Options
   Held                   6.4 bcf           $1.81         2000         $ 128
                          6.2 bcf            1.81         2001           157
                          6.5 bcf            1.81         2002           (91)

   Written                1.6 bcf           $2.23         2000         $(468)
                          1.6 bcf            2.22         2001          (555)
                          3.2 bcf            2.49         2002            19
-------------------------------------------------------------------------------
Crude Oil Options
   Held                 .9 million barrels $20.53         2000          $(13)
                        .5 million barrels  18.79         2001            (7)

   Written              .9 million barrels $20.53         2000          $(13)
                        .5 million barrels  18.79         2001            (7)

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)


                                            December 31, 1998
                         -----------------------------------------------------
                         Contract           Average                      Fair
                         Volumes         Weighted Price      Maturity    Value
                         --------         --------------     --------    -----
Natural Gas Options
   Held                  6.8 bcf              $1.81          1999         $ 516
                         6.4 bcf               1.81          2000           851
                         6.2 bcf               1.81          2001           532

   Written               3.5 bcf              $2.01          1999         $ (51)
                         1.6 bcf               2.23          2000          (470)
                         1.6 bcf               2.22          2001          (389)

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)

The following tables present the hypothetical changes in fair values of outstanding swap agreements at December 31, 1999 and 1998 based on a 10% favorable and adverse change in quoted market prices (amounts in thousands)

                                              December 31, 1998
                         ---------------------------------------------------------------
                                      Change in Fair Value          Change in Fair
                                        From 10% Adverse       Value From 10% Favorable
                         Fair Value       Price Change               Price Change
                         ----------   --------------------     -------------------------
Natural Gas Swaps
   Trading                 $ (279)          $   (140)                   $    140
   Non-trading                968              $ 892                        (892)

Crude Oil Swaps
   Trading                 $   71           $    (66)                   $     73
   Non-trading                 --                 --                          --

                                              December 31, 1998
                         ---------------------------------------------------------------
                                      Change in Fair Value           Change in Fair
                                        From 10% Adverse        Value From 10% Favorable
                         Fair Value       Price Change               Price Change
                         ----------   --------------------     -------------------------
Natural Gas Swaps
   Trading                 $227             $  (37)                    $    37
   Non-trading              968              1,900                      (1,900)

Crude Oil Swaps
   Trading                 $ 27             $   --                          --
   Non-trading               43                  7                          (7)

The market prices used to calculate the fair value reflect management's best estimate considering various factors including closing exchange and over-the-counter quotations, time value and volatility factors at December 31, 1999 and 1998. The values are adjusted to reflect the potential impact of liquidating the Company's position in an orderly manner over a reasonable period of time under market conditions at December 31, 1999 and 1998.

The Company also holds certain equity securities that expose the Company to price risk associated with equity security markets. These securities are carried at their fair value of $1,489 at December 31, 1999. An immediate decrease in the market prices of these securities of 10% would result in a fair value of approximately $1,340.

Interest Rate Risk - The Company's exposure to changes in interest rates primarily results from short term changes in the LIBOR rates. A 10% increase in the floating LIBOR rates would have the effect of increasing interest costs to the Company by $.53 million per year.

                      TORCH ENERGY ADVISORS INCORPORATED
                               AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS OF
                      TORCH ENERGY ADVISORS INCORPORATED
                                  (Unaudited)


Outlook

The Company has adopted a $12.2 million capital budget for the year ending December 31, 2000 primarily for the recompletion of certain oil and gas properties, infill drilling to further develop acreage, information technology and additional investments in current affiliates. The Company believes its working capital and cash flows from operating activities will be sufficient to meet these capital commitments.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes standards of accounting for and disclosures of derivative instruments and hedging activities. This statement is effective for fiscal years beginning after June 15, 1999. The Company has not yet determined the impact of this statement on the Company's financial condition or results of operations.

Year 2000 Issues

In prior years, the Company discussed the nature and progress of its plans to become Year 2000 ready. In late 1999, the Company completed its remediation and testing of systems. As a result of those planning and implementation efforts, the Company experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. The Company expensed approximately $.3 million during 1999 in connection with remediating its systems. The Company is not aware of any material problems resulting from Year 2000 issues, either with its products, its internal systems, or the products and services of third parties. The Company will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.